Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., PROVIDES FIRST QUARTER 2021 OPERATIONAL UPDATE

MIDLAND, Texas, April 12, 2021 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) (“Viper” or the “Company”) today provided an operational update for the first quarter ended March 31, 2021.

FIRST QUARTER 2021 UPDATE
•Q1 2021 average production of 15,500 bo/d (26,066 boe/d)
•    134 gross (2.5 net 100% royalty interest) horizontal wells turned to production on Viper’s acreage during Q1 2021 with an average lateral length of 10,584 feet; Diamondback is the operator of 50 gross (2.1 net) of the total wells turned to production
•    Q1 2021 unhedged realized prices of $56.16 per barrel of oil, $22.42 per barrel of natural gas liquids and $2.77 per Mcf of natural gas, resulting in a total equivalent price of $41.14 per boe
•    Q1 2021 hedged realized prices of $45.45 per barrel of oil, $22.42 per barrel of natural gas liquids and $2.77 per Mcf of natural gas, resulting in a total equivalent price of $34.77 per boe
•    Repurchased 869,965 common units in Q1 2021 for an aggregate of $13.0 million

“Despite the adversity presented by Winter Storm Uri in February, Viper produced a strong first quarter as production fully returned from the negative impacts of the severe weather and Diamondback quickly resumed completion operations. We expect production to remain strong throughout the remainder of 2021, particularly in the back half of the year, as Diamondback plans to complete more wells with a higher interest net to Viper and third-party activity is expected to continue to strengthen relative to the levels experienced over the past several quarters,” stated Travis Stice, Chief Executive Officer of Viper’s general partner.

About Viper Energy Partners LP

Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on owning and acquiring mineral and royalty interests in oil-weighted basins, primarily the Permian Basin. For more information, please visit www.viperenergy.com.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including specifically Diamondback’s completion plans, development activity by third-party operators, commodity prices, effects of hedging arrangements and any impact of the ongoing COVID-19 pandemic. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Investor Contacts:
Adam Lawlis
+1 432.221.7467
alawlis@viperenergy.com

Austen Gilfillian
+1 432.221.7420
agilfillian@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.